Exhibit 99.1

BLONDER TONGUE REPORTS 2008 SECOND QUARTER RESULTS

OLD BRIDGE, NEW JERSEY, August 14, 2008 – Blonder Tongue Laboratories, Inc. (AMEX: “BDR”) today announced its sales and results for the second quarter ended June 30, 2008.

Net sales increased $509,000, or 6.3%, to $8,562,000 in the second three months of 2008 from $8,053,000 in the second three months of 2007. The increase in sales is primarily attributed to an increase in sales of digital and contract manufactured product offset by a decrease in sales of analog headend, distribution and interdiction products. Digital product sales were $2,969,000 and $1,176,000, contract manufactured product sales were $174,000 and zero, analog headend product sales were $3,219,000 and $3,907,000, distribution product sales were $1,391,000 and $1,881,000 and interdiction product sales were $107,000 and $308,000 in the second three months of 2008 and 2007, respectively.

Loss from continuing operations after income taxes was $(164,000) or $(0.03) per share for the second three months of 2008 compared to $(793,000) or $(0.13) per share for the comparable period in 2007.

Income (loss) from discontinued operations was $118,000 or $0.02 per share for the second three months of 2008 compared to $(88,000) or $(0.01) per share for the comparable period in 2007. The discontinued operations were the result of the previously announced decision by the Company to cease operations of its wholly-owned subsidiary, Hybrid Networks, LLC. and dispose of its assets. The $118,000 gain was due to the fact that the Company reversed approximately $118,000 of previously recognized loss on disposal as a result of additional proceeds received on the sale of the assets and settlement of certain liabilities.

Commenting on the second quarter 2008 results, James A. Luksch, Chief Executive Officer, said, “Our second quarter showed improvement as compared to both the first quarter of 2008 and the second quarter of 2007. As stated in our prior releases, we continue to benefit from our operating expense reduction initiatives, which began in the last half of 2007. To drive our top line, new products are being introduced to capitalize on the digital transition and ensure that the needs of our customers are met during the transition and beyond. ”

Founded in 1950, Blonder Tongue Laboratories, Inc. has evolved from a manufacturer of electronic equipment for the private cable industry to a principal provider of integrated network solutions and technical services to broadband service providers. The Company designs, manufactures, and supplies a comprehensive line of equipment to deliver video (analog & digital), high speed data and voice services over integrated coaxial and fiber optic broadband networks today and over packet based, Internet protocol networks of the future. For more information regarding Blonder Tongue or its products, please visit the Company's Web site at www.blondertongue.com or contact the Company directly at (732) 679-4000.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2007 (See Item 1: Business, Item 1A: Risk Factors and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange

Commission are incorporated herein by reference. The words “believe”, “expect”, “anticipate”, “should”, “project”, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

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Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per-share data)
(unaudited)
	Three months ended		Six months ended
	June 30,		June 30,

	2008	2007	2008	2007
Net sales	$8,562	$8,053	$15,446	$15,508
Gross profit	2,841	2,384	5,301	4,875
Loss from operations	(25)	(675)	(430)	(1,263)
Loss from continuing operations	(164)	(793)	(680)	(1,499)
Income (loss) from discontinued	118	(88)	(310)	(224)
operations
Net loss	$(46)	$(881)	$(990)	$(1,723)
Basic and diluted loss per share from
continuing operations	$(0.03)	$(0.13)	$(0.11)	$(0.24)
Basic and diluted gain (loss) per share
from discontinued operations	$0.02	$(0.01)	$(0.05)	$(0.04)
Basic and diluted net loss per share	$(0.01)	$(0.14)	$(0.16)	$(0.28)
Basic and diluted weighted average
shares outstanding:	6,222	6,222	6,222	6,222

Consolidated Summary Balance Sheets
(in thousands)
	June 30,		December 31,
	2008		2007
	(unaudited)
Current assets	$13,833		$13,160
Property, plant, and equipment, net	4,102		4,530
Total assets	25,850		25,949
Current liabilities	5,991		5,258
Long-term liabilities	7		14
Stockholders’ equity	19,852		20,677
Total liabilities and stockholders’ equity	$25,850		$25,949